Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Pacific Premier Bancorp, Inc of our report dated February 28, 2020 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Pacific Premier Bancorp, Inc for the year ended December 31, 2019, and to the reference to us under the heading “Experts” in the proxy statement/prospectus.

/s/ Crowe LLP

Crowe LLP

Los Angeles, California
April 3, 2020